EXHIBIT 99.1

ATWOOD OCEANICS ORDERS THIRD ULTRA-DEEPWATER DRILLSHIP

FOR IMMEDIATE RELEASE

HOUSTON, September, 27, 2012 /PRNewswire via COMTEX/ --

ATWOOD OCEANICS, INC. (NYSE:ATW) announced today that  one of its subsidiaries had entered into a turnkey construction contract with Daewoo Shipbuilding and Marine Engineering Co., Ltd. ("DSME") to construct a third ultra-deepwater drillship, to be named the Atwood Admiral, at the DSME yard in South Korea.  The Atwood Admiral is expected to be delivered by March 31, 2015 at a total cost, including two blowout preventers (“BOPs”), project management, drilling and handling tools and spares, of approximately $635 million. The company recently increased the accordion under its senior secured credit facility by $200 million to a total of $550 million, which, together with   available cash and cash flows from operations, is expected to fully fund the construction of the Atwood Admiral.  Upon delivery, the Atwood Admiral will become the sixteenth mobile offshore drilling unit owned by the company.

The design of the Atwood Admiral will be identical to the previously ordered Atwood Advantage and Atwood Achiever – all three are DP-3 dynamically-positioned, dual derrick ultra-deepwater drillships rated to operate in water depths up to 12,000 feet and drill to a depth of up to 40,000 feet. The Atwood Admiral  will also offer two seven-ram BOPs, three 100-ton knuckle boom cranes, a 165-ton active heave "tree-running" knuckle boom crane, and accommodations for up to 200 persons.

Rob Saltiel, the company’s President and CEO, commented, "We are pleased to continue our growth strategy through the exercising of our option with DSME shipyard, and we look forward to the Atwood Admiral joining our high-specification, ultra-deepwater drilling fleet. This rig's state-of-the-art capabilities, and the synergies that result from adding a third drillship based on the same design, make this a solid platform for extending Atwood’s market position in ultra-deepwater drilling.”

This order comprises the execution of the option that was set to expire on September 30, 2012.  In connection with the exercise, the company has also secured an option to construct a fourth ultra-deepwater drillship at a similar cost to the Atwood Admiral and with an expected delivery in December 2015, which requires commitment by June 30, 2013. At this time, the company has made no determination as to whether the option will be exercised.

Atwood Oceanics, Inc. is an international offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns 11 mobile offshore drilling units and is constructing three ultra-deepwater drillships and two high-specification jackups. The company was founded in 1968 and is headquartered in Houston, Texas.  Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."

Contact: Mark L. Mey
(281) 749-7902

Forward Looking Statements

Statements contained in this press release with respect to the future, including the expected delivery, the expected cost and the sources of the funding of the vessel, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.